Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 13th day of February, 2013 (the "Effective Date"), and is by and between Clifford J. Weinstein, an individual residing at the address listed in Exhibit "A" ("Executive"), and Vringo, Inc., a Delaware corporation with principal offices located at 780 3rd Avenue, 15th Floor, New York, NY 10017 (the "Company").

WITNESSETH

WHEREAS, the Executive desires to continue to be employed by the Company as its Executive Vice President ("EVP") under the terms set forth herein and the Company wishes to continue to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.     Employment and Duties.

(a)     Subject to the terms of this Agreement, the Company agrees to continue to employ, and Executive agrees to continue to serve, as its EVP. The duties and responsibilities of Executive shall include the duties and responsibilities normally associated with such positions and such other executive officer duties and responsibilities consistent with such positions as the Company's Chief Executive Officer may from time to time reasonably assign in good faith to Executive. At all times during the Employment Period (as defined below), the Executive shall report directly to the Chief Executive Officer ("CEO").

(b)     Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement. Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) performing services for such other companies as the Company may designate or permit, (ii) serving, with the prior written consent of the CEO, which consent shall not be unreasonably withheld, as an officer or member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing Executive's personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive's duties and responsibilities hereunder.

2.     Term.  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on the three year anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 9 below (such period is the "Employment Period"). The parties agree to commence negotiations to enter into a new employment agreement at least six (6) months prior to the expiration of the Employment Period and to conclude those negotiations no later than the date that is three (3) months prior to the expiration of the Employment Period (the "Negotiations Period"), provided however, that it is the Executive's obligation to provide to the Chief Executive Officer and Chairman of the Compensation Committee a proposal regarding the terms of the continued employment prior to the commencement of the Negotiations Period.

3.     Place of Employment. Executive's services shall be performed at the Company's offices located at 780 3rd Avenue, 15th Floor, New York 10017 and any other locus where the Company and Executive mutually agree is an acceptable location from which Executive's services may be performed. The parties acknowledge that any location in the Borough of Manhattan, City of New York, is an acceptable location. The parties further acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.     Compensation.

(a)     Base Salary. For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Employment Period an annual base salary, less applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions (the "Base Salary") as follows: (i) retroactive to January 1, 2013 until December 31, 2013, at an annual rate of $300,000; (ii) from January 1, 2014 to December 31, 2014, at an annual rate of $312,500; and (iii) from January 1, 2015 through the remainder of the Employment Period, at an annual rate of $325,000. The Base Salary shall be paid in periodic installments in accordance with the Company's regular payroll practices.

5.     Bonuses and Incentive Compensation. During the Employment Period, the Executive will be eligible to participate in any annual bonus or other incentive compensation program that the Company may adopt from time to time for its executive officers. To the extent that the Company is required pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act to develop and implement a policy (the "Policy") providing for the recovery from the Executive of any payment of incentive-based compensation paid to the Executive that was based upon erroneous data contained in an accounting statement, this Agreement shall be deemed amended and the Policy incorporated herein by reference as of the date that the Company takes all necessary corporate action to adopt the Policy, without requiring any further action of the Company or the Executive, provided that any such Policy shall only be binding on the Executive if the same Policy applies to the Company's other executive officers.

6.     Expenses. Executive shall be entitled to reimbursement for all reasonable and appropriate travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its executive officers) in the performance of his duties and responsibilities under this Agreement; provided that Executive properly accounts for such expenses in accordance with Company policies and procedures. The Executive shall be responsible for any unreasonable or inappropriate expenses incurred in violation of Company policies and procedures.

7.      Other Benefits. During the Employment Period, the Executive shall be eligible to participate in all incentive, savings, retirement (401(k)), and welfare benefit plans, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans (collectively, to the extent they exist, "Benefit Plans"), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company's executive officers, provided however, that the Company may not reduce the benefits provided to the Executive under these Benefits Plans without the Executive's written consent'.

8.     Vacation. During the Employment Period, the Executive shall be entitled to twenty (20) days of paid time off ("PTO") per year. PTO shall be taken at such times as are mutually convenient to the Executive and the Company. The Executive may carry up to ten (10) days of unused PTO forward from one calendar year to the next. All other unused PTO will be forfeited at the end of the calendar year. The Company shall not pay executive for any unused PTO upon termination of employment.

9.     Termination of Employment.

(a)     General. The Employment Period and the Executive's employment hereunder shall terminate upon the earliest to occur of: (i) Executive's death, (ii) a termination by reason of Executive's Disability, (iii) a termination by the Company with or without Cause, (iv) a termination by Executive with or without Good Reason, or (v) the last day of the Employment Period. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Internal Revenue Code, (the "Code")) upon a termination of employment shall be delayed until such time as Executive has also undergone a "separation from service" as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive's termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 9 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive's ultimate "separation from service."

(b)     Death. If Executive dies during the Employment Period, this Agreement and the Executive's employment with the Company shall automatically terminate and the Company shall have no further obligations to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to the Executive's heirs, administrators or executors (i) any earned but unpaid Base Salary up to and through the date of termination, (ii) any and all reasonable expenses paid or incurred by the Executive in connection with and related to the performance of his duties and responsibilities for the Company up to and through the date of termination, and (iii) any benefits provided under the Company's employee benefit plans pursuant to, and in accordance with, the terms of such plans through the date of termination (collectively, the "Accrued Obligations"). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(c)     Disability. In the event that during the Employment Period the Company determines that the Executive is unable to perform his essential duties and responsibilities hereunder to the full extent required by the Company by reason of a Disability (as defined below), this Agreement and the Executive's employment with the Company shall terminate immediately upon notice to the Executive, and the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions. For purposes of this Agreement, "Disability" shall mean a physical or mental disability that prevents the performance by the Executive, with or without reasonable accommodation, of his essential duties and responsibilities hereunder for ninety (90) consecutive days, or an aggregate of one-hundred and eighty (180) days during any twelve consecutive months, as determined consistent with applicable law, provided that the determination of Executive's physical or mental health and the date of the Disability shall be determined by a medical expert who will examine the Executive as appointed by mutual agreement between the Company and the Executive, which agreement shall not be unreasonably withheld or delayed by either party. Executive hereby consents to such examination and consultation regarding Executive's health and ability to perform as aforesaid.

(d)     By the Company for Cause.

(1)    At any time during the Employment Period, the Company may terminate this Agreement and the Executive's employment hereunder for Cause. Such termination shall be effective immediately upon notice to the Executive.

"Cause" as used in this Agreement shall mean: (a) the willful and continued failure of the Executive to perform substantially his duties and responsibilities for the Company (other than any such failure resulting from Executive's death or Disability) after a written demand by the CEO for substantial performance is delivered to the Executive by the Company, which specifically identifies the manner in which the CEO believes that the Executive has not substantially performed his duties and responsibilities, which willful and continued failure is not cured by the Executive within thirty (30) days of his receipt of such written demand; (b) the conviction of, or plea of guilty or nolo contendere to a felony, (c)  intentional breach of Section 10 of this Agreement, (d) an intentional breach of the Non-Disclosure and Non-Solicitation Agreement of even date herewith (the "NDA"); or (e) a good faith finding by the CEO that Executive has engaged in fraud, dishonesty, gross negligence or misconduct which, if curable, has not been cured by Executive within thirty (30) days after his receipt of a written notice from the CEO stating with reasonable specificity the basis of such finding.

(2)    Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(3)    It is expressly acknowledged and agreed that the decision as to whether "Cause" exists for termination of the employment relationship by the Company is delegated to the CEO for determination.

(e)      By the Executive for Good Reason.

(1)    At any time during the Employment Period, subject to the conditions set forth in Section 9(e)(2) below, the Executive may terminate this Agreement and the Executive's employment with the Company for Good Reason. "Good Reason" as used in this Agreement shall mean the occurrence of any of the following events: (a) the assignment, without the Executive's consent, to the Executive of duties that result in a substantial diminution of the duties that he assumed on the Effective Date; (b) the assignment, without the Executive's consent, to the Executive of a title that is subordinate to the title Executive Vice President; (c) a reduction in Executive's Base Salary; (d) the Company's requirement that Executive regularly report to work in a location that is more than fifty miles from the Company's current New York office as of the date of this Agreement, without the Executive's consent; (e) a change in reporting relationship, provided however, that Good Reason does not include a change in the reporting relationship whereby Executive will report to the Chief Executive Officer of an acquiring company after a Change of Control (as that term is defined in the Corporation's 2012 Employee, Director and Consultant Equity Incentive Plan); or (f) a material breach by the Company of this Agreement.

(2)    The Executive shall not be entitled to terminate this Agreement for Good Reason unless and until he shall have delivered written notice to the Company of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason, and the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from the Executive of such written notice. The Company shall retain the discretion to terminate the Employment Period at any time during the Good Reason notice period provided for in this Section 9(e)(2).

(3)    In the event that the Executive terminates this Agreement and his employment with the Company for Good Reason, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors):

(A)   The Accrued Obligations through the date the Employment Period is terminated.

(B)   An amount of Base Salary (at the rate of Base Salary in effect immediately prior to the Executive's termination hereunder) equal to the lesser of (x) one (1) times the Executive's Base Salary, and (y) two (2) times the Base Salary payable for the number of full months remaining in the Employment Period. Except as otherwise provided in this Agreement, the Company shall pay to Executive the amounts provided in this Section 9(e)(3)(B) in substantially equal installments commencing on the Company's next regular payroll date following the date the Release (referenced in Section 9(i) below) becomes irrevocable and enforceable, provided, however, that if the ninety (90) day period referenced in Section 9(i) below begins in one calendar year and ends in the following calendar year, the Company shall pay to Executive the amounts provided in this Section 9(e)(3)(B) in substantially equal installments commencing on the Company's first eligible regular payroll date occurring in the following calendar year. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(C)   Subject to Section 9(i) below, COBRA continuation coverage paid in full by the Company, so long as Executive has not become actually covered by the medical plan of a subsequent employer during any such month and is otherwise entitled to COBRA continuation coverage, with such payments for up to a maximum of twelve (12) months following the date of termination. After such period, Executive is responsible for paying the full cost for any additional COBRA continuation coverage to which Executive is then entitled. If the Company's payment of the COBRA premiums on the Executive's behalf would violate the nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the "Act") or Section 105(h) of the Code, the Company paid premiums shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code.

(f)    By Executive without Good Reason. At any time during the Employment Period, the Executive shall be entitled to terminate this Agreement and the Executive's employment with the Company without Good Reason by providing prior written notice to the Company of at least ninety (90) calendar days, provided however that the Company shall maintain the discretion to terminate the Employment Period at any time during the notice period set forth in this Section 9(f). Upon termination by the Executive of this Agreement and the Executive's employment with the Company without Good Reason, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations through the date the Employment Period is terminated. The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(g)    By the Company without Cause. At any time during the Employment Period, the Company shall be entitled to terminate this Agreement and the Executive's employment with the Company without Cause upon written notice to the Executive. Upon termination by the Company of this Agreement and the Executive's employment with the Company without Cause, the Company shall pay or provide to the Executive (or, following his death, to the Executive's heirs, administrators or executors) the amounts and benefits due upon a resignation for Good Reason, as further described in Section 9(e)(3). The Company shall deduct, from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

(h)    Upon Expiration of the Employment Period. If the Executive's employment terminates upon the expiration of the Employment Period set forth in Section 1, the Company shall have no further obligations or liability to the Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay the Executive the Accrued Obligations.

(i)    Release of Claims. It is agreed that an express condition of the payment or provision by the Company of any severance amount or post-termination benefit called for under Section 9(e)(3) and Section 9(g) of this Agreement (other than the payment of any Accrued Obligations) shall be subject to the Company's concurrent receipt of a general release of all claims against the Company and its affiliates by Executive in the form reasonably acceptable to the Company and Executive, and such release must be effective and irrevocable prior to the ninetieth (90th) day following the termination of the Executive's employment (the "Release").

(j)    Additional Section 409A Provisions. Notwithstanding any provision in this Agreement to the contrary:

(1)    Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive's employment that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the "Delay Period"). On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(2)    Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(3)    To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

10.   Covenant Not to Compete.

(a) The Executive recognizes that the services to be performed by himh ereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Executive agree, and accordingly, the Executive does hereby agree, that, he shall not, directly or indirectly, at any time during the "Restricted Period" within the "Restricted Area" engage in any "Restricted Business Activity" (as those terms are defined in Sections 10(b), (c) and (d) below).

(b)    The term "Restricted Business Activity" as used in this Section 10, means that the Executive shall not, directly or indirectly:

(1)    provide services, either on his own behalf or as an officer, director, partner, consultant, associate, employee, owner, agent, independent contractor, or co-venturer of any third party, (i) the primary value of which is monetizing patent portfolios or (ii) to any company primarily engaged in the business of monetizing patent portfolios. For the avoidance of doubt, engaging in the licensing of patents to or from third parties for the purpose of development and sale of products and services incorporating such patents by the licensee is not a competing activity; or

(2)    solicit any material commercial relationships of the Company, other than in the furtherance of the business of the Company during the Employment Period;

provided however, that Restricted Business Activity shall not be construed to prevent the Executive from (i) owning, directly or indirectly, in the aggregate, an amount not exceeding two percent (2%) of the issued and outstanding voting securities of any class of any company whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market; (ii) providing services to any division, department or branch of another company that does not itself engage in whole or in part in the business of innovation, development and monetization of mobile technologies and intellectual property; or (iii) soliciting any material commercial relationships of the Company for the purpose of selling products or providing services that are not the same or substantially similar to the products or services sold by the Company during the Employment Period.

(c)    The term "Restricted Period," as used in this Section 10, shall mean during the Employment Period plus two (2) years after the date the Executive is actually no longer employed by the Company.

(d)    The term "Restricted Area" as used in this Section 10 shall mean worldwide.

(e)    If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

(f)    The provisions of this Section 10 shall survive the termination of the Executive's employment hereunder and until the end of the Restricted Period.

11. Miscellaneous.

(a)    The Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by the Executive of this Agreement. Accordingly, the Executive agrees that any breach or threatened breach by him of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)    The Executive may not assign or delegate any of his rights or duties under this Agreement without the express written consent of the Company. The Company will require any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this subsection (b) or which otherwise becomes bound by all of the terms and provisions of this Agreement by operation of law.

(c)    This Agreement, together with the NDA and any indemnification agreement, equity plan, stock option agreement, restricted stock unit agreement or other stock agreement to which plaintiff is a party or otherwise subject to, constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Executive's employment by the Company, and supersedes all prior understandings and agreements, including, without limitation, the Prior Agreement, whether oral or written, between the Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time. Notwithstanding the foregoing, the NDA is amended by this Agreement such that the period in Section 4 of the NDA during which the Executive agrees not to solicit Business Partners (as such term is defined in the NDA) shall be during the Executive's employment with the Company and for a period of two (2) years thereafter.

(d)    Executive acknowledges that he has had the opportunity to be represented by separate independent counsel in the negotiation of this Agreement, has consulted with his attorney of choice, or voluntarily chose not to do so, concerning the execution and meaning of this Agreement, and has read this Agreement and fully understands the terms hereof, and is executing the same of his own free will. Executive warrants and represents that he has had sufficient time to consider whether to enter into this Agreement and that he is relying solely on his own judgment and the advice of his own counsel, if any, in deciding to execute this Agreement.

(e)    This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(f)    If this Agreement or the Employment Period is terminated for any reason, the NDA (as amended by this Agreement) and Section 10 shall survive termination of this Agreement.

(g)    In the event of litigation between the parties hereto regarding this Agreement, the prevailing party shall be entitled to recover the costs and fees, including reasonable attorney's fees, incurred by such party in the litigation.

(h)    The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(i)    All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. FedEx) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(j)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County and State of New York.

(k)    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

(l)    The Executive represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(m)    Each Party will pay its own costs and expenses related to the transactions contemplated by this Agreement.

[Remainder of Page Intentionally Left Blank]

[Signature Page to Executive Employment Agreement]

IN WITNESS WHEREOF, the Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

/s/ Clifford J. Weinstein
Clifford J. Weinstein

VRINGO, INC.

By:	/s/ Andrew D. Perlman
Name: Andrew D. Perlman
Title: Chief Executive Officer